UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2010

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Nevada	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

The disclosure under Item 3.02(a) below is incorporated herein by reference.

Section 3 - Securities and Trading Markets

Item 3.02    Unregistered Sales of Equity Securities.

(a)   Secured Convertible Note and Warrants

On May 21, 2010, the Registrant entered into and closed, subject to certain conditions, an agreement to issue and sell to a certain accredited investor (the “Investor”), (a) the Registrant’s $350,000 9% Secured Convertible Note (the “Note”), and (b) share purchase warrants (“Warrants”).

Terms and conditions of the Note include (a) an original issue discount of 8% for an aggregate purchase price of $322,000, (b) 9% interest per annum, (c) maturity eighteen (18) months following May 21, 2010 (the “Maturity Date”), (c) security interest in certain life insurance policies insuring the Registrant’s executive officers, (d) convertible into shares of the Registrant’s common stock at any time prior to the Maturity Date at an initial price per share equal to $0.70 (the “Conversion Price”), and (e) customary full-ratchet anti-dilution provisions.

The Warrants entitle the Investor to purchase shares of the Registrant’s common stock equal to 100% of the number of shares issuable upon full conversion of the Note at the Conversion Price and are exercisable at a price of $0.77 per share.   The Registrant has agreed to file a registration statement with the SEC within 60 days of the Closing Date registering the shares of common stock underlying the Warrants.

The Registrant received gross proceeds from the sale of the Note and Warrants of $322,000, including the original issue discount, and paid $10,500 in commissions for net proceeds of $311,500.  The sale of the Note and Warrants was made pursuant to Sections 4(2), 4(6), and Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(b)   Common Stock

On May 21, 2010, in connection with the issuance of the Note, the Registrant sold 40,000 shares of its common stock to Cape One at a purchase price of $.001 per share.  The sale of the common stock was made pursuant to Sections 4(2) under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: May 26, 2010	By:	/s/ Mark S. Elliott
Mark S. Elliott
President